                                                                     EXHIBIT 5.3


                 [GARLINGTON, LOHN & ROBINSON, PLLP LETTERHEAD]



                               September 13, 2002



GNE Investments, Inc.
Great Northern Equipment, Inc.
4899 West 2100 South
Salt Lake City, Utah 84120

     Re: EXCHANGE OFFER FOR $200,000,000 11 1/8% SENIOR SECURED NOTES DUE 2012 FOR UP TO $200,000,000 11 1/8% SENIOR SECURED EXCHANGE NOTES DUE 2012

Dear Ladies and Gentlemen:

We have acted as counsel to GNE Investments, Inc. and Great Northern Equipment, Inc. (together, the "Registrants") in connection with the proposed offer (the "Exchange Offer") to exchange an aggregate principle amount of up to $200,000,000 11 1/8% Senior Secured Notes due 2012 (the "Old Notes") for up to $200,000,000 11 1/8% Senior Secured Exchange Notes due 2012 (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). Such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement." The Exchange Notes are to be issued pursuant to the Indenture (the "Indenture"), dated as of June 17, 2002, by and among the Registrants, H&E Equipment Services L.L.C., H&E Finance Corp. and The Bank of New York, as the trustee, in exchange for and in replacement of the outstanding Old Notes, of which $200,000,000 in aggregate principal amount at maturity is outstanding.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the corporate and organizational documents of the Registrants;
(ii) minutes and records of the corporate proceedings of the Registrants with respect to the issuance of the Exchange Notes; (iii) the Registration Statement and exhibits thereto; and (iv) the Registration Rights Agreement, dated as of June 17, 2002, by

GNE Investments, Inc.
Great Northern Equipment, Inc.
September 13, 2002
Page 2



and among the Registrants, H&E Finance Corp., H&E Equipment Services L.L.C., Credit Suisse First Boston Corporation, Banc of America Securities LLC and Fleet Securities, Inc.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants, and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

     (i) GNE Investments, Inc. is in good standing under the laws of the State of Washington. Great Northern Equipment, Inc. is in good standing under the laws of the State of Montana.

     (ii) The issuance of the guarantees for the Exchange Notes has been validly authorized by the Registrants.

    (iii) When the guarantees are issued pursuant to the Exchange Offer, the guarantees will constitute valid and binding obligations of the Registrants, and the Indenture will be enforceable in accordance with its terms.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of: (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally; (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); and
(iii) except for purposes of the opinion in paragraph (i), any laws except the laws of the States of Washington and Montana respectively.

GNE Investments, Inc.
Great Northern Equipment, Inc.
September 13, 2002
Page 3


We hereby consent to the filing of this opinion in Exhibit 5.3 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "Blue Sky" laws of the various states to the issuance of the Exchange Notes.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the States of Washington or Montana be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                          Very truly yours,

                                          GARLINGTON, LOHN & ROBINSON, PLLP



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